Exhibit 99.1

CONTACT: REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS ANNOUNCES EQUITY AND CONVERTIBLE NOTE OFFERINGS AND

FOURTH QUARTER REVENUES

MINNEAPOLIS, July 6, 2009 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today announced a public offering of common stock and convertible senior notes and also reported fourth quarter and fiscal year 2009 revenue results.

In connection with the common stock and convertible senior note offerings, Regis Corporation (the “Company”) has undertaken several initiatives aimed at reequitizing and deleveraging its balance sheet.  It has amended its revolving credit facility and term loan facility and private shelf facility in order to provide relief with respect to certain covenants, particularly by lowering its fixed charge coverage ratio requirement from 1.5 to 1.3 times.  As of March 31, 2009, the Company’s fixed charge coverage ratio was 1.61 times.   As a result of the amendments, the capacity under the Company’s revolving credit facility has been reduced from $350 million to $300 million and the Company expects the coupon rate on its credit facilities and private placement notes to initially increase by a range of 0% to 1.75%, with an expected weighted average increase of 1.1%. Additionally, the Company plans to use the net proceeds of these offerings to repay $267 million aggregate principal amount of certain outstanding senior notes.  The Company has negotiated to prepay these notes with a premium over their principal amount that is less than the current make-whole premium.  The Company believes that these initiatives strengthen its balance sheet, improve its leverage ratios and provide additional flexibility to resume its long-term growth strategy when the economy recovers or when customer visitation patterns normalize.  These initiatives are contingent upon the completion of the concurrent note and common stock offerings and certain other conditions in the amendments.

In addition, Regis reported that consolidated revenues decreased 2.5 percent in the fourth fiscal quarter of 2009 to $625 million, compared to $641 million a year ago.  As expected, fourth quarter total same-store sales decreased 4.0 percent.  Fiscal year 2009 same-store sales decreased 3.1 percent.

The Company also provided an update on several fourth quarter items.  The Company now believes that total debt at the end of fiscal 2009 is expected to be between $635 and $650 million, significantly below the previously announced goal of $700 million. The Company’s debt stood at $807 million as of September 30, 2008.  The debt reduction was primarily the result of reducing overhead expenses, efficiently managing working capital and international cash balances, and reducing capital expenditures for new stores and acquisitions.

The Company also noted items which may result in non-cash charges in the fourth quarter.  The Company is implementing an initiative to improve U.K. profitability by closing underperforming salons.  The economy has been particularly hard on the Company’s U.K. operations and there are up to 80 unprofitable salons which the Company is now attempting to close.  The Company believes the closure of these salons will add to future profitability.  The Company expects to record a non-cash fixed asset write-off in the fourth quarter of approximately $3.5 million related to these closures.  Next, the Company has a 30% ownership interest in Provalliance, the largest operator and franchisor of hair salons on the European continent.  Until recently, this business had been fairly resilient to the economic slow down; however, in more recent periods the economy has had a significant impact and we are now expecting the economy to negatively impact the Provalliance results of operations for 2009, which may result in a non-cash charge which may be material to this investment.  In addition, the earnings of Provalliance, and our reported non-cash 30% equity interest in earnings reported in the fourth quarter, are expected to be well below our historical reported results and our initial expectations.  The Provalliance results are reported on the income statement as an equity investment below operating income.

Fourth Quarter Revenues:

Premier Salons Beauty, Inc. (Premier) purchased Trade Secret, Inc. from Regis Corporation on February 16, 2009.  The agreement included a provision that Regis Corporation will supply product to Premier at cost for a transition period of approximately six months following the date of the sale, with possible extension to not more than eleven months.  Reported fourth quarter 2009 North American product revenues include $20 million of sales to Premier at Regis’ cost.  These sales favorably impacted consolidated total revenue growth by 3.1 percent and consolidated product revenue growth by 14.3 percent.

	For the Three Months Ended June 30, 2009
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$416,521	$33,593	$16,540	$466,654
Product	97,188	12,387	18,727	128,302
Product sold to Premier	19,640	—	—	19,640
Royalties and fees	9,492	—	631	10,123
Total	$542,841	$45,980	$35,898	$624,719

	For the Three Months Ended June 30, 2008
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$428,518	$46,954	$16,259	$491,731
Product	102,402	16,799	18,502	137,703
Royalties and fees	10,127	—	977	11,104
Total	$541,047	$63,753	$35,738	$640,538

Fourth Quarter Same-Store Sales:

For the Three Months Ended June 30,

	2009			2008
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-10.0%	-16.2%	-11.0%	-0.1%	-5.1%	-0.9%
MasterCuts	-1.8	-7.6	-2.8	5.9	-6.9	3.4
Supercuts	1.1	-0.1	1.0	4.4	3.1	4.3
Promenade	-3.6	-9.4	-4.2	3.2	2.8	3.1
SmartStyle	0.3	-0.5	0.1	6.5	-2.1	3.6
Domestic Same-Store Sales	-3.5%	-5.8%	-3.9%	3.4%	-2.0%	2.4%

International Same-Store Sales	-7.3%	-4.9%	-6.6%	-4.6%	-4.3%	-4.5%

Hair Restoration Same-Store Sales	-2.3%	-0.5%	-1.4%	3.7%	2.0%	2.8%

Consolidated Same-Store Sales	-3.7%	-5.0%	-4.0%	2.7%	-1.9%	1.7%

International same-store sales for the quarter represent the 16-week period ended June 27, 2009 versus the 16-week period ended June 28, 2008.

Fiscal Year Revenues:

Premier Salons Beauty, Inc. (Premier) purchased Trade Secret, Inc. from Regis Corporation on February 16, 2009.  The agreement included a provision that Regis Corporation will supply product to Premier at cost for a transition period of approximately six months following the date of the sale, with possible extension to not more than eleven months. Reported fiscal year 2009 North American product revenues include $32 million of sales to Premier at Regis’ cost.  These sales favorably impacted consolidated total revenue growth by 1.3 percent and consolidated product revenue growth by 5.8 percent.

	For the 12 Months Ended June 30, 2009
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$1,646,258	$122,672	$65,138	$1,834,068
Product	402,124	48,901	72,795	523,820
Product sold to Premier	32,237	—	—	32,237
Royalties and fees	37,114	—	2,509	39,623
Total	$2,117,733	$171,573	$140,442	$2,429,748

	For the 12 Months Ended June 30, 2008
	Salons		Hair Restoration
(Dollars in thousands)	North America	International (1)	Centers	Consolidated
Revenues:
Service	$1,635,238	$165,379	$61,873	$1,862,490
Product	414,909	67,078	69,299	551,286
Royalties and fees	39,599	23,606	4,410	67,615
Total	$2,089,746	$256,063	$135,582	$2,481,391

(1) On January 31, 2008, Regis Corporation merged its continental European franchise salon operations with the Franck Provost Salon Group.

Fiscal Year Same-Store Sales:

For the 12 Months Ended June 30,

	2009			2008
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-8.2%	-13.3%	-9.0%	0.7%	0.0%	0.5%
MasterCuts	-0.2	-8.3	-1.7	3.5	-6.5	1.5
Supercuts	1.0	-1.2	0.7	4.4	-1.0	3.8
Promenade	-1.8	-5.0	-2.2	2.7	1.8	2.6
SmartStyle	1.2	-2.2	0.1	3.6	-2.1	1.7
Domestic Same-Store Sales	-2.3%	-5.6%	-2.9%	2.6%	-1.4%	1.8%

International Same-Store Sales	-8.0%	-5.5%	-7.2%	-5.1%	-2.7%	-4.3%

Hair Restoration Same-Store Sales	-0.3%	-1.3%	-0.8%	5.1%	5.3%	5.2%

Consolidated Same-Store Sales	-2.5%	-5.1%	-3.1%	2.2%	-0.8%	1.5%

International same-store sales for the year represent the 52-week period ended June 27, 2009 versus the 52-week period ended June 28, 2008.

Regis Corporation will announce fourth quarter 2009 earnings results on August 20, 2009. A conference call discussing fourth quarter results will follow at 10:00 a.m., Central time. Interested parties are invited to listen by logging on to Regis’ website.

Regis Corporation has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Regis Corporation has filed with the SEC for more complete information about Regis Corporation and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, (866) 500-5408 or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, (800) 221-1037.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2009, the Company owned, franchised or held ownership interests in over 12,800 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a business that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including a reconciliation of non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of Regis’ website.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with the financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; the ability of the Company to consummate the planned closure of salons and the related realization of the anticipated costs, benefits and time frame; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

# # #